Exhibit 12
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(Dollars in thousands)

	Years ended December 31,

	2004		2003		2002	2001		2000

Income/(loss) before discontinued operations, net of minority interests	$31,821		$33,349		($4,291)	$9,309		$13,574
Add:
Portion of rents representative of the interest factor	651		651		691	794		866
Minority interests	625		(260)		(666)	384		(192)
Loss on equity investment in joint venture	—		—		—	254		111
Interest on indebtedness from continuing operations	124,087		117,457		128,522	135,088		147,455

Earnings	$157,184		$151,197		$124,256	$145,829		$161,814

Fixed charges and preferred stock dividend:
Interest on indebtedness from continuing operations	$124,087		$117,457		$128,522	$135,088		$147,455
Capitalized interest	986		1,808		931	2,925		3,650
Portion of rents representative of the interest factor	651		651		691	794		866

Fixed charges	125,724		119,916		130,144	138,807		151,971

Add:
Preferred stock dividend	19,531		26,326		27,424	31,190		36,891
Accretion of preferred stock	5,729		19,271		—	—		—

Preferred stock dividend and accretion of preferred stock	25,260		45,597		27,424	31,190		36,891
Combined fixed charges and preferred stock dividend	$150,984		$165,513		$157,568	$169,997		$188,862

Ratio of earnings to fixed charges	1.25	x	1.26	x	—	1.05	x	1.06	x
Ratio of earnings to combined fixed charges and preferred stock dividend	1.04	x	—		—	—		—
      For the year ended December 31, 2003, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $14.3 million.
      For the year ended December 31, 2002, the ratio of earnings to fixed charges was deficient of achieving a 1:1 ratio by $5.9 million.
      For the year ended December 31, 2002, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $33.3 million.
      For the year ended December 31, 2001, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $24.2 million. For the year ended December 31, 2000, the ratio of earnings to combined fixed charges and preferred stock dividend was deficient of achieving a 1:1 ratio by $27.0 million.